As filed with the Securities and Exchange Commission on January 11, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZION OIL & GAS, INC.
(exact name of registrant as specified in its charter)

Delaware	20-0065053
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Zion Oil & Gas, Inc. 2011 Equity Incentive Plan
Zion Oil & Gas, Inc. 2011 Non-Employee Directors Stock Option Plan
Zion Oil & Gas, Inc. 2005 Stock Option Plan
(Full Title of the Plan)

 Richard Rinberg
Chief Executive Officer
6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Aboudi, Esq.
Aboudi & Brounstein
3 Gavish Street
Kfar Saba, 44641, Israel
+972-9-764-4833

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee
2011 EQUITY INCENTIVE PLAN Common Stock, $0.01 par value per share	2,000,000	2.53 (2)	5,060,000	--

2011 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN Common Stock, $0.01 par value per share	1,000,000	2.44 (3)	2,440,000	--

2005 STOCK OPTION PLAN Common Stock, $0.01 par value per share	1,000,000	2.60 (4)	2,600,000	--

TOTAL	4,000,000		$10,100,000	$1,169

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”) and/or the 2011 Non-Employee Directors Stock Option Plan (the “2011 Directors Plan”) and/or the 2005 Directors Stock Option Plan (the “2005 Plan”; and together with the 2011 Plan and the 2011 Directors Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.

(2)
Represents the weighted average price determined by (a) the weighted average exercise price of $2.61 per share of options for the 1,293,500 shares of Common Stock issuable upon the exercise of options that have been granted under the 2011 Plan and (b) $2.37, the average of the high and low sales prices of the Company common stock, par value $0.01 per share (the “Common Stock”) on January 6, 2012 for the remaining 706,500 shares that may be issued pursuant to awards granted under the 2011 Plan.

(3)
Represents the weighted average price determined by (a) the weighted average exercise price of $2.61 per share of options for the 300,000 shares issuable upon the exercise of options that have been granted under the 2011 Directors Plan and (b) $2.37, the average of the high and low sales prices of the Company common stock on January 6, 2012 for the remaining 700,000 shares that may be issued upon the exercise of options granted under the 2011Directors Plan.

(4)	Represents the weighted average exercise price of $2.60 per share of options for the 839,398 shares that have been granted under the 2005 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee.

EXPLANATORY NOTES

Zion Oil & Gas, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with respect to (i) 2,000,000 shares of the common stock, par value $0.001 per share (the "Common Stock"), of the Registrant issuable pursuant to the Registrant’s  2011 Equity Incentive Plan (hereinafter, the "2011 Plan"), (ii) 1,000,000 shares of Common Stock issuable pursuant to the Registrant’s 2011 Non-Employee Directors Stock Option Plan  (hereinafter, the "2011 Directors Plan") and (iii) 1,000,000 shares of Common Stock issuable pursuant to the Registrant’s 2005 Stock Option Plan (the “2005 Plan,” and, together with the 2011 Plan and the 2011 Directors Plan, the "Plans").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 have been, or will be, sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

a.
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 16, 2011 and the information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement for its 2011 Annual Meeting of Stockholders filed with the Commission on April 28, 2011, as amended on May 9, 2011; and

b.
The Registrant’s Quarterly Report on Form 10-Q for the each of the quarters ended March 31, 2011 (filed  with the Commission on May 10, 2011), June 30, 2011 (filed with the Commission on August 9, 2011) and September 30, 2011 (filed with the Commission on November 7, 2011); and

c.
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2011, January 5, 2011, as amended by the Form 8-K/A filed on January 6, 2011, January 7, 2011, January 12, 2011, January 18, 2011, January 21, 2011, February 4, 2011, February 18, 2011, March 4, 2011, March 11, 2011, March 18, 2011, March 22, 2011, April 1, 2011, April 15, 2011, April 21, 2011, April 29, 2011, May 13, 2011, May 27, 2011, June 1, 2011, June 10, 2011, June 14, 2011, June 17, 2011, June 27, 2011, July 1, 2011, July 12, 2011, July 15, 2011, July 20, 2011, July 29, 2011, August 4, 2011, August 5, 2011, August 12, 2011, August 26, 2011, September 22, 2011, October 7, 2011, October 19, 2011, October 19, 2011, October 20, 2011, October 27, 2011, November 1, 2011, November 14, 2011, November 30, 2011, December 8, 2011, December 23, 2011 and January 3, 2012; and

d.
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above (other than the portions of these reports not deemed to be filed); and

e.
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on September 1, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934.

 In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Aboudi & Brounstein, counsel for the Registrant, is passing on the validity of the Common Stock being offered by under the Plans. Mr. David Aboudi, a partner in the law firm Aboudi & Brounstein, holds options to purchase 100,000 shares of the Registrant’s Common Stock at various exercise prices.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

Exhibit Number	Description

4.1
Specimen Common Stock Certificate of Zion Oil & Gas, Inc. (filed as Exhibit 4.1 to the Registration Statement on Form S-B2 of Zion Oil & Gas, filed January 25, 2006, Commission File No. 333-131275).(1)

4.2
Certificate of Incorporation of Zion Oil & Gas, Inc., as amended (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 of Zion Oil & Gas, Inc.  filed August 9, 2011).(1)

4.3	Amended and Restated Bylaws of Zion Oil & Gas, Inc. (filed as Exhibit 3.2 to the Registration Form 10-KSB for the year ended December 31, 2007, as filed on March 28, 2008).(1)

4.4	2011 Equity Incentive Plan (filed as Appendix A to the Definitive Proxy Statement of Zion Oil & Gas, Inc. on Schedule 14A filed May 9, 2011).(1)

4.5	2011 Non-Employee Directors Stock Option Plan (filed as Appendix B to the Definitive Proxy Statement of Zion Oil & Gas, Inc. on Schedule 14A filed May 9, 2011).(1)

4.6	2005 Stock Option Plan (filed as Exhibit 10.5 to the Annual Report on Form 10-KSB for the year ended December 31, 2005 filed on September 14, 2006).(1)

5.1	Opinion of Aboudi & Brounstein

23.1	Consent of Lane Gorman Trubitt, PLLC

23.2	Consent of Somekh Chaikin, a member of KPMG International

23.3	Consent of Aboudi & Brounstein, included in opinion filed as Exhibit 5.1

(1)  Incorporated by reference.

Item 9. Undertakings

 The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial   bona fide   offering thereof.

(8)    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 11, 2012.

ZION OIL & GAS, INC.

By:	/s/ Richard Rinberg
Name: Richard Rinberg
Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Brown	Chairman of the Board of Directors	January 11, 2012
John M. Brown

/s/ Richard J. Rinberg	Chief Executive Officer and Director	January 11, 2012
Richard J. Rinberg	(Principal Executive Officer)

/s/ Victor G. Carrillo	Chief Operating Officer, President and Director	January 11, 2012
Victor G. Carrillo

/s/ Paul Oroian	Director	January 11, 2012
Paul Oroian

/s/ Yehezkel Druckman	Director	January 11, 2012
Yehezkel Druckman

/s/ Forrest A. Garb	Director	January 11, 2012
/Forrest A. Garb

/s/ Julian Taylor	Director	January 11, 2012
Julian Taylor

/s/ Marc Singer	Director	January 11, 2012
Marc Singer

/s/ Robert Render	Director	January 11, 2012
Robert Render

/s/ Ilan Sheena	Chief Financial Officer (Principal Financial Officer)	January 11, 2012
Ilan Sheena